Exhibit 99.1

NEWS RELEASE

For Release on August 8, 2016	Contact: Steven D. Lance
4:02 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Reports First Quarter FY 2017 Results

San Ramon, CA – August 8, 2016 – Giga-tronics Incorporated (Nasdaq: GIGA) reported today net sales for the first quarter of fiscal 2017 of $3.4 million, a decrease of 23% as compared to the $4.4 million reported for the first quarter of fiscal 2016. Net sales from the Company’s Microsource business unit (Microsource) decreased approximately $941,000 from $2.3 million in the first quarter of fiscal 2016 to $1.3 million in the first quarter of fiscal 2017. The decrease was primarily due to the winding down of a $6.5 million non-recurring engineering order (“NRE Order”) to develop a variant of our high performance fast tuning YIG RADAR filter which will move into production beginning in the second quarter of fiscal 2017, under an associated multi-year $10.0 million YIG production order (“YIG Production Order”) which is expected to ship through fiscal 2020. Net sales for the Company’s Giga-tronics business unit was $2.1 million for both quarters. Sales for the Company’s Advanced Signal Generator (“ASG”) were $674,000 in the first quarter of fiscal 2017 compared to none in the first quarter of fiscal 2016 but were offset by lower sales associated with the legacy product lines sold to Spanawave Corporation and Astronics Test Systems Inc.

Operating loss for the first quarter of fiscal 2017 was $910,000 compared to $473,000 in the first quarter of fiscal 2016. The increase in operating loss was due to the decreases in sales discussed above, fixed factory overhead being absorbed by fewer product shipments, and production variances associated with early ASG units.

In June 2016, the Company announced the sale of its Switch product line to Astronics. Astronics paid $850,000 at closing for the intellectual property of the product line and agreed to purchase approximately $500,000 of related materials inventory from the Company during the second quarter of fiscal 2017. The transaction resulted in a gain of $802,000 in the first quarter ended June 25, 2016, net of related expenses.

Net loss for the first quarter of fiscal 2017 was $102,000 compared to $629,000 for the first quarter of fiscal 2016. The decrease in net loss was primarily due to the $802,000 gain associated with the sale of the Switch product line in the first quarter of fiscal 2017 as described above.

Net loss per fully diluted common share for the first quarter of fiscal year 2017 was $0.01, compared to $0.10 for the first quarter of fiscal year 2016.

Non-GAAP net loss for the first quarter of fiscal 2017 was $65,000 or $0.01 per fully diluted common share, compared to a non-GAAP net loss for the first quarter of fiscal 2016 of $189,000, or $0.03 per fully diluted common share. Non-GAAP net loss excludes non-cash expenses associated with the derivative revaluation and discount accretion on debt agreements as well as stock-based compensation (1).

Steve Lance, the Company’s CFO stated, “With the sale of the Switch product line to Astronics last quarter and the sale of our other legacy products to Spanawave in December 2015, Giga-tronics is now primarily focused on the Electronic Warfare market with the newly developed ASG product, which we believe has significant growth and margin potential, and the Microsource YIG RADAR filter business, which has a more predictable cash flow. As a result of the recent legacy product line sale transactions, we have also reduced our employee headcount by approximately 20%, from 71 in November 2015 to 55 on July 31, 2016.”

John Regazzi, the Company’s CEO stated, “In the first quarter of fiscal 2017 we shipped a limited number of ASG units while we focused on improving its manufacturability. We also received a $3.3 million order from the United States Navy, for our Real-Time TemS product which is a combination of the ASG hardware, along with software developed and licensed to the Company from a major aerospace and defense company. We expect to fulfill the order over the second half of the current fiscal year. In addition, significant technical progress was made with our companion receiver product culminating with the shipment of the first production unit. In July we received a $542,000 order from the United States Navy for additional ASG hardware that we expect to deliver over the next few months. As of today, the ASG product family has $4.2 million of total backlog and we expect to ship all of it by the end of fiscal 2017.”

Mr. Regazzi concluded, “Microsource net sales were still low in the first quarter of fiscal 2017. We received a $4.5 million YIG RADAR filter order in April, which is a 50% increase over the $3.0 million order we received last year associated with this customer program, but we did not have the production line at full capacity until June. We plan to continue shipments of the $4.5 million order throughout fiscal 2017. In the second quarter of fiscal 2017 we will also start delivering on the $10.0 million multiyear YIG Production Order received last year, which we expect to continue shipping through fiscal 2020. In July 2016, we received a $1.9 million order for NRE from a major aerospace company, part of which we plan on performing in fiscal 2017. As of today, our Microsource business unit has $16.4 million of total backlog, of which we expect to ship $7.0 million between now and the end of fiscal 2017.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the first quarter results. To participate in the call, dial (888) 466-9845 or (847) 619-6751, and enter PIN Code 9421024#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of August 8, 2016.

 This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth and margin, expected shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 26, 2016 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(1) Non-GAAP net loss and non-GAAP loss per common share, differ from net loss and loss per common share determined in accordance with GAAP (Generally Accepted Accounting Principles in the United States). Non-GAAP net loss and non-GAAP loss per common share exclude the effects of the revaluation of the derivative liability as well as the accretion of the discounts on debt notes entered into in March and June of 2014. These numbers also exclude the impact of Stock Based Compensation for all periods presented. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A schedule reconciling non-GAAP financial measures is included in the financial information appearing at the end of this press release. Giga-tronics utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance to evaluate and manage its internal business and to assist in making financial operating decisions. Giga-tronics believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors' understanding of Giga-tronics’ core operating results and trends. Additionally, Giga-tronics believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by Giga-tronics.

GIGA-TRONICS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)	June 25, 2016	March 26, 2016
Assets
Current assets:
Cash and cash-equivalents	$1,796	$1,331
Trade accounts receivable, net of allowance of $45, respectively	1,825	2,129
Inventories, net	6,247	5,694
Prepaid expenses and other current assets	258	318
Total current assets	10,126	9,472
Property and equipment, net	776	837
Other long term assets	8	8
Capitalized software development costs	1,210	876
Total assets	$12,120	$11,193
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$800	$800
Current portion of long term debt, net of discount and issuance costs	254	370
Accounts payable	1,751	1,924
Accrued payroll and benefits	728	647
Deferred revenue	3,905	2,804
Deferred rent	78	110
Capital lease obligations	45	44
Deferred liability related to asset sale	750	375
Other current liabilities	399	621
Total current liabilities	8,710	7,695
Warrant liability, at estimated fair value	307	353
Long term obligations - capital lease	153	165
Total liabilities	9,170	8,213

Shareholders' equity:

Convertible preferred stock of no par value, Authorized - 1,000,000 shares;
Series A - designated 250,000 shares, no shares at June 25, 2016 and March 26, 2016 issued and outstanding;	—	—
Series B,C,D - designated 19,500 shares; 18,533.51 at June 25, 2016 and March 26, 2016 issued and outstanding; (liquidation preference of $3,540 at June 25, 2016 and March 26, 2016)	2,911	2,911
Common stock of no par value;
Authorized - 40,000,000 shares; 9,549,703 shares at June 25, 2016 and March 26, 2016 issued and outstanding	24,176	24,104
Accumulated deficit	(24,137)	(24,035)
Total shareholders' equity	2,950	2,980
Total liabilities and shareholders' equity	$12,120	$11,193

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended
	June 25,	June 27,
(In thousands except share and per share data)	2016	2015
Net sales	$3,442	$4,375
Cost of sales	2,517	2,647
Gross margin	925	1,728

Operating expenses:
Engineering	530	746
Selling, general and administrative	1,305	1,455
Total operating expenses	1,835	2,201

Operating loss	(910)	(473)

Gain on sale of product line	802	—
Gain/(loss) on adjustment of derivative liability to fair value	46	(63)
Interest expense:
Interest expense, net	(29)	(51)
Interest expense from accretion of loan discount	(11)	(42)
Total interest expense, net	(40)	(93)
Loss before income taxes	(102)	(629)
Provision for income taxes	—	—
Net loss	$(102)	$(629)

Loss per common share – basic	$(0.01)	$(0.10)
Loss per common share – diluted	$(0.01)	$(0.10)

Weighted average shares used in per share calculation:
Basic	9,550	6,251
Diluted	9,550	6,251

RECONCILIATION OF NET LOSS TO NON-GAAP NET LOSS
(Unaudited in thousands, except per share data)

	Three Month Periods Ended
	June 25,	June 27,
	2016	2015
Net loss	$(102)	$(629)
Adjustments to reconcile net loss to non-GAAP net loss:
Stock based compensation expense	72	335
(Gain)/loss on adjustment of derivative liability to fair value	(46)	63
Accretion of loan discount	11	42
Non-GAAP net loss	$(65)	$(189)
Non-GAAP loss per common share-basic	$(0.01)	$(0.03)
Non-GAAP loss per common share- diluted	$(0.01)	$(0.03)
Shares used in the calculation of non-GAAP loss per share:
Basic	9,550	6,251
Diluted	9,550	6,251